    As filed with the Securities and Exchange Commission on June 10, 1996
                                                     Registration No. 333-______

- --------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                            --------------------

                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                            --------------------

                           URANIUM RESOURCES, INC.
           (Exact name of registrant as specified in its charter)

               DELAWARE                               75-2212772
     (State or other jurisdiction                  (I.R.S. Employer
   of incorporation or organization)             Identification Number)

             12750 MERIT DRIVE, SUITE 1020, DALLAS, TEXAS 75251
             --------------------------------------------------
             (Address of Principal Executive Offices)(Zip Code)

                                 ----------

  URANIUM RESOURCES, INC. LELAND O. ERDAHL, GEORGE R. IRELAND AND JAMES B.
                           TOMPKINS OPTION GRANTS

                          (Full title of the plan)

                                 ----------

                              PAUL K. WILLMOTT
               CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                           URANIUM RESOURCES, INC.
                        12750 MERIT DRIVE, SUITE 1020
                             DALLAS, TEXAS 75251
                         TELEPHONE:  (214) 387-7777
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPY TO:
     ALFRED C. CHIDESTER                              THOMAS H. EHRLICH
      BAKER & HOSTETLER                            URANIUM RESOURCES, INC.
303 EAST 17TH AVENUE, SUITE 1100                12750 MERIT DRIVE, SUITE 1020
   DENVER, COLORADO 80203                            DALLAS, TEXAS  75251
       (303) 764-4091                                   (214) 387-7777

                       CALCULATION OF REGISTRATION FEE

  Title of securities    Amount to be      Proposed maximum          Proposed maximum              Amount of
    to be registered      registered        price per share      aggregate offering price      registration fee(3)
- ------------------------------------------------------------------------------------------------------------------
  Common Stock, par
  value $0.001 per
  share                     200,000            $4.50(1)              $900,000(1)                $311
- ------------------------------------------------------------------------------------------------------------------
  Common Stock, par
  value $0.001 per          100,000            $8.375(2)             $837,500(2)                $289
  share
- ------------------------------------------------------------------------------------------------------------------
  Total                     300,000              -----               $1,737,500                 $600
- ------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(h), based on the exercise price of $4.50 per share.
(2) Calculated pursuant to Rule 457(h), based on the exercise price of $8.375 per share.
(3) Registration fee is calculated on the basis of 1/29 of 1% of the proposed combined maximum aggregate offering price of $1,737,500.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


                 Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted by the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.

PROSPECTUS
                                 300,000 SHARES

                            URANIUM RESOURCES, INC.

                                  COMMON STOCK

                             --------------------

        Uranium Resources, Inc., a Delaware corporation (the "Company"), is registering for possible future resale, from time to time, by the holders thereof (the "Selling Stockholders"), 300,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"). See "Selling Stockholders." The Shares to be offered are those to be acquired by the Selling Stockholders upon the exercise of options to purchase 100,000 shares of Common Stock (the "Options") granted to each of the Selling Stockholders. The Company has agreed to pay all fees and expenses incurred by the Company incident to such registration. It is estimated that the fees and expenses of the Company in connection with the offering of the Securities will be approximately $7,000. The Company will not receive any proceeds from the sale of the Shares.

        The Common Stock is traded on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("the Nasdaq National Market") under the symbol "URIX." On May 31, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $15.375 per share.

        SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SHARES.

                             --------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                             --------------------

        The Selling Stockholders may offer the Shares offered hereby from time to time to purchasers directly or through agents, brokers or dealers. Such Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. The agents, brokers or dealers through whom sales are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any amounts received by them in exchange for their services in connection with such sales may be deemed to be underwriting commissions. See "Plan of Distribution."

                             --------------------

                                 June 10, 1996

        No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the Shares offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor the sale of or offer to sell the Shares offered hereby shall, under any circumstances, create an implication that there has been no change in the information contained herein or the affairs of the Company since the date hereof.

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on the Nasdaq National Market. The foregoing materials can also be inspected at the National Association of Securities Dealers, Inc., 1735 K. Street, N.W., Washington, D.C. 20006.

        The Company has also filed with the Commission a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, copies of which may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

        In addition, the Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The Company is such a filer.
The Commission's web site address is (http://www.sec.gov).

                    INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents, which have been filed by the Company with the Commission, are hereby incorporated by reference into this Prospectus:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, including the Company's Form 10-K/A dated May 21, 1996.

        (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

        (c) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A (Registration No. 0-17171) filed with the Commission under the Exchange Act.

        All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to Thomas H. Ehrlich, Vice President and Chief Financial Officer, Uranium Resources, Inc., at the Company's principal executive offices located at 12750 Merit Drive, Suite #1020, Dallas, Texas 75251. Telephone requests may be directed to Mr. Ehrlich at (214) 387-7777.

                                 RISK FACTORS

CONTINUING SIGNIFICANT CAPITAL REQUIREMENTS

        In 1994 and early 1995, the Company experienced a severe cash shortage. Between January 11, 1995 and January 20, 1995 a total of $2,080,000 cash was transferred from the Company to entities or persons owned, controlled or affiliated with Oren L. Benton ("Benton"). These transfers left the Company without funds to pay its creditors and employees and facing a liquidity crises which could be solved only by raising new capital. In addition to obligations to creditors and employees, the Company needed $4 million for purposes of bringing its Rosita property back into production and making pre-production expenditures at the Company's Kingsville Dome property.

        The report (the "Report") of the Company's independent public accountants (the "Accountants") with respect to the Company's financial statements for the year ended December 31, 1994 incorporated by reference in this Prospectus stated that the Accountants assumed, in preparing such financial statements, that the Company would continue as a going concern. The Report further indicates, however, that as of December 31, 1994, the Company had a net working capital deficit of $3,107,511 and had assigned most of its 1995 cash flow from supply contracts to one of the Company's creditors, and that such assignment raised substantial doubt as to the Company's ability to generate cash flow and to continue as a going concern. The Report further notes that the transfer of $2.08 million from the Company to entities affiliated with Oren L. Benton further exacerbated the Company's liquidity crisis. For the reasons described below, on January 25, 1996, the Accountants reissued their opinion and removed the going concern modification.

        On May 25, 1995, the Company received $6,000,000 in cash (the "Lindner Loan") through the issuance of 6.5% secured convertible notes in the aggregate principal amounts of $1,500,000 and $4,500,000 initially convertible at $4.00 per share into 375,000 and 1,125,000 shares of Common Stock to Lindner Investments (on behalf of Lindner Bulwark Fund) ("Bulwark") and Lindner Dividend Fund, Inc. (now the Lindner Dividend Fund) ("Dividend"), respectively. In addition, the Company issued immediately exercisable warrants (the "Lindner Warrants") to purchase 375,000 shares and 1,125,000 shares of the Company's Common Stock at an initial exercise price of $4.00 per share to Lindner Investments (on behalf of Lindner Bulwark Fund) and Dividend, respectively. On May 25, 1995, the date on which the Lindner Warrants were issued, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $3.56 per share.

        On December 26, 1995, Dividend partially exercised its warrant and purchased 500,000 shares at a purchase price of $4 per share for a total consideration of $2 million.

        The cash obtained from the Lindner Loan and the partial exercise of the warrant has substantially improved the Company's net working capital position and has enabled the Company to put its Rosita property back into production, effective June 1995, and to begin pre-production activities at Kingsville Dome. The Company's net working capital position at December 31, 1995 was a positive $3,998,000, an improvement of over $7,100,000 from its net working capital position at December 31, 1994, due primarily to the consummation of the Lindner Loan and the resumption of uranium production at the Company's Rosita facility in South Texas in June 1995. The Company expects to utilize the cash flow from sales of uranium produced at the Rosita facility to fund the Company's short-term liquidity needs. However, there can be no assurance that such cash flow will be sufficient to meet such needs. Accordingly, the Company is continuing to review additional sources of financing and capital to satisfy its future capital requirements.

RISK OF DECREASE IN URANIUM PRICES

        The Company's earnings will be significantly affected by the price of uranium, which is determined primarily by supply and demand on a worldwide basis and by the relationship of that price to the Company's costs of production. In recent years, imports of uranium, including imports of uranium from the republics comprising the former Soviet Union, have resulted in significant downward pressure on uranium prices. In 1992, the Department of Commerce (the "DOC") ruled that certain of the former Soviet Union republics had sold uranium in the United States at less than fair market value. As a result, the DOC signed suspension agreements with these republics which limited uranium imports and established strict quotas under which such imports could be made.

        In 1994, the DOC amended certain aspects of the Russian Suspension Agreement (the "Amendment") which permitted the importation of Russian uranium provided that the sale of such material was "matched" with an equal amount of uranium that was mined or produced in the United States after April 1, 1994. The Amendment permits a specified quota volume of Russian uranium to be utilized in the years 1994 through 2003. The total Russian uranium allowed for importation over the ten-year period under this matched program is approximately 43 million pounds. The end user of such matched sales will pay a combined price for each qualifying delivery provided that the price received by the U.S. producer is higher than the unit price. All sales must be to U.S. utilities and the contracts must be finalized after April 1994.

        The Amendment has allowed U.S. uranium producers to utilize the Russian material to combine with its own production to provide more competitive uranium prices to U.S. utilities. In the third quarter of 1995, the Company signed four matched sales contracts for deliveries beginning in 1995 and continuing through 1998. Total deliveries of the Company's uranium production under these contracts is projected to be approximately 1.1 million pounds and such contracts will utilize nearly all of its 1995 matched sales quota.

        While the Amendment has provided new sales opportunities with respect to "matched" sales to utilities, the termination or modification of the current "matched sale" program, or the influx of additional low-cost uranium into the U.S. market may impair the Company's ability to enter into additional long-term contracts at prices that permit economical production from, and development of, the Company's uranium properties.

        The spot market price for uranium has strengthened appreciably since November 1995. Prices have risen from $11.80 per pound on October 31, 1995 to $14.00 per pound on February 13, 1996 and to $16.50 per pound on May 28, 1996. While the current spot prices of uranium have increased to levels which exceed the Company's cost of uranium production, there is no assurance that such price level will continue to rise or remain at such prices which would permit the Company to sign additional sales contracts.

POTENTIAL CLAIMS ARISING FROM THE BENTON BANKRUPTCY

        During 1994, the Company encountered liquidity problems that resulted in the Company entering into certain transactions with companies controlled by Oren L. Benton (the "Benton Companies") whereby the Benton Companies (a) assisted in the restructuring of the Citibank, N.A. debt, (b) arranged for an additional $6.0 million loan to the Company to purchase uranium inventory to secure the restructured debt, (c) advanced the Company $2,250,000 to make debt payments prior to the restructuring, which advances were subsequently converted to common stock and (d) committed to provide the Company with an additional $7.0 million of capital.

        Further, during January 1995, when the Benton Companies held effective control of the common stock of the Company, the Company transferred $1.0 million to the Benton Companies in connection with a planned joint venture to process uranium at a Benton Company's mill. The specific Benton Companies which were to be part of the planned joint venture did not receive the transferred funds. On February 23, 1995, Benton and various of the Benton Companies filed for protection under Chapter 11 of the Federal Bankruptcy Code (the "Benton Bankruptcy"). Because of the Benton Bankruptcy, the realizability of the Company's $1.0 million investment is doubtful. Also during January 1995, $1.08 million was transferred to certain of the Benton Companies and an individual affiliated with Mr. Benton without the authorization of the Company's Board of Directors. The Company recovered $300,000 in June 1995 of the $1.08 million transfer, but $.78 million has not been recovered and there can be no assurance that the Company's efforts to pursue recovery will be successful. The Company recorded losses totaling $1.78 million for these transactions in 1995.

        The bankruptcy could also cause a review of the transactions entered into by the Company with the Benton Companies that could potentially result in claims against the Company. The Company is unable to assess what adverse consequences, if any, might result from such review.

DEPENDENCE ON A FEW CUSTOMERS

        Substantially all of the Company's contracted sales of uranium through December 31, 2002 are represented by seven long-term contracts, four of which represent 23%, 14%, 10%, and 10% of sales, for the year ended December 31,
1995.   Should any of such customers be unable to perform its obligations to purchase and pay for the uranium it has contracted to buy because of force majeure or otherwise, this would have a material adverse effect on the Company's results of operations.

QUARTERLY FLUCTUATIONS IN EARNINGS

        Revenues, earnings from operations and net income for the Company can fluctuate significantly on a quarter to quarter basis during the year because of the timing of deliveries requested by its utility customers. Accordingly, operating results for any quarter or year-to-date period are not necessarily comparable and may not be indicative of the results which may be expected for future quarters or the entire year.

POTENTIAL ADVERSE IMPACT OF LOSS OF KEY PERSONNEL

        Certain of the Company's employees have significant experience in the uranium in situ leach mining industry. The continued success of the Company could be dependent upon the efforts of these key individuals, and the loss of any one or more of such persons' services could have a material adverse affect on the Company's business operations and prospects.

POTENTIAL ADVERSE EFFECT OF FEDERAL AND STATE REGULATIONS

        The development and production of uranium is subject to an extensive body of governmental regulations that have a material effect on the economics of the Company's operations and the timing of project development. In particular, the production of uranium is subject to obtaining multiple permits, obtaining adequate water rights and complying with extensive federal and state regulations for the protection of the environment, including regulations relating to air and water quality, the prevention of groundwater contamination, the reclamation and restoration of wellfield aquifers and the treatment, transportation and disposal of liquid and/or solid wastes generated by the Company's uranium mining process. To date, the Company's operations have not been materially and adversely affected by the inability to obtain or maintain required permits or water rights, or by any groundwater contamination or the disposal of waste materials at its mining projects. However, should the Company meet with unforeseen events or be unable to obtain or maintain permits or water rights for development of its properties or otherwise adequately handle future contamination or waste disposal, the Company's operations could be materially and adversely affected by unanticipated expenditures or delays in the Company's ability to initiate or continue production at its properties.

LIMITED PUBLIC FLOAT AND TRADING VOLUME OF COMMON STOCK

        As of December 31, 1995, approximately 66.2% (5,721,000 shares) of the Company's outstanding Common Stock was freely transferable without restriction in the United States. For the year ended December 31, 1995, the average weekly volume of trading of the Common Stock on the Nasdaq National Market was 36,994 shares. The thinly traded nature of the Company's Common Stock could result in significant adverse fluctuations in the per share price if large blocks of Common Stock were offered for sale in the trading markets. The Company is registering 300,000 shares of Common Stock pursuant to the Registration Statement of which this Prospectus is a part. If all the shares registered under the Registration Statement are sold in a short period by the Selling Stockholders, such sale may have the effect of significantly depressing the price of the Common Stock.

POTENTIAL ADVERSE EFFECT OF ISSUANCES AND SALES OF RESTRICTED SECURITIES

        The Company has 8,645,698 shares of Common Stock outstanding as of December 31, 1995. Approximately 5,721,000 shares are freely transferable without restriction in the United States. The Company believes that the balance of such shares (approximately 2,924,698 shares) are freely transferable without restriction in the United States subject to compliance with the provisions of Rule 144 under the Securities Act.

        In addition, approximately 1,056,000 shares of Common Stock are reserved for issuance upon the exercise of outstanding options; 1,100,000 shares of Common Stock may be issued upon the exercise of currently outstanding warrants; and 1,500,000 shares of Common Stock may be issued upon the conversion of the Lindner Loan. No determination can be made as to the impact that the issuance of such shares of Common Stock will have on the market price of the Common Stock prevailing from time to time; however, it should be assumed that a substantial increase in the number of outstanding shares available for sale and/or the sale of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

CONTINUING CONTROL BY THE LINDNER GROUP

        Prior to the consummation of the Lindner Loan, Lindner Fund, Inc. (now Lindner Growth Fund) ("Growth"), was the beneficial owner of 821,525 outstanding shares of the Company's Common Stock, representing 10.2% of the outstanding shares of Common Stock. Growth, Dividend, and Bulwark (the "Lindner Group") are separate series of Lindner Investments, a Massachusetts business trust that is a registered investment company, and may be deemed collectively as a controlling stockholder and an affiliate of the Company. The Lindner Group is managed by Ryback Management Corporation ("Ryback"), an investment adviser. Ryback has discretionary authority over the shares owned beneficially by the Lindner Group, including the power to vote and dispose of such shares. Ryback also manages the accounts of third parties other than the Lindner Group. Such parties own beneficially 250,000 outstanding shares over which Ryback has discretionary authority to vote and dispose of such shares.

        The Lindner Group owns beneficially an aggregate of 1,650,525 shares of Common Stock (18.9% of the outstanding Common Stock) and has the right to acquire an additional 1,500,000 shares upon conversion of the Lindner Loan and 1,000,000 shares upon the exercise of the Lindner Warrants. Assuming the Lindner Loan is fully converted into Common Stock and the Lindner Warrants are fully exercised, the Lindner Group would own 4,150,525 shares or 37.0% of the outstanding Common Stock. Such ownership may have the effect of delaying, deferring, or preventing a change in control of the Company.

                                  THE COMPANY

        The Company was founded in 1977 to acquire, explore and develop uranium properties using the in situ leach mining process. The Company's activities are primarily concentrated in South Texas and New Mexico. The Company's principal office is located at 12750 Merit Drive, Suite #1020, Dallas, Texas 75251 and its telephone number is (214) 387-7777.

                                USE OF PROCEEDS

 The Company will not receive any of the proceeds from the sale of the Shares.

                                DIVIDEND POLICY

        The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

                              SELLING STOCKHOLDERS

        The Shares to be offered are those to be acquired by the Selling Stockholders upon the exercise of the Options granted to each of the Selling Stockholders.

        The following table sets forth as of May 28, 1996, the names of the Selling Stockholders, the nature of his, her or its position, office, or other material relationship to the Company or its subsidiaries, if applicable, and the number of shares of Common Stock which such Selling Stockholders owned of record as of the date of this Prospectus. The table also sets forth the number of shares of Common Stock owned by the Selling Stockholders that are offered for sale by this Prospectus and the number of shares of Common Stock to be held by such Selling Stockholders assuming the sale of all the Securities offered hereby. The Company may supplement this Prospectus from time to time to disclose the names, relationships to the Company and holding of Securities of additional Selling Stockholders.

                                       Number of Shares of   Maximum Number of Shares    Number of  Shares of Common
         Name and Relationship          Common Stock Owned    to be Sold Pursuant to   Stock to be Held  Assuming Sale
           to Company if any            as of May 28, 1996        this Offering        of all the Shares Offered Hereby
           -----------------            ------------------        -------------        --------------------------------
         Leland O. Erdahl, Director         111,750(1)               100,000                        11,750


         George R. Ireland, Director        114,000(2)               100,000                        14,000


         James B. Tompkins                  105,000(3)               100,000                         5,000


______________________________

1 Includes 110,250 shares that may be obtained by Mr. Erdahl through the exercise of stock options which are currently exercisable. Does not include 12,750 shares that may be obtained by Mr. Erdahl through the exercise of stock options exercisable more than 60 days from the date hereof.

2 Includes 105,000 shares that may be obtained by Mr. Ireland through the exercise of stock options which are currently exercisable. Does not include 17,000 shares that may be obtained by Mr. Ireland through the exercise of stock options exercisable more than 60 days from the date hereof.

3 Includes 105,000 shares that may be obtained by Mr. Tompkins through the exercise of stock options which are currently exercisable. Does not include 17,000 shares that may be obtained by Mr. Tompkins through the exercise of stock options exercisable more than 60 days from the date hereof.


                              PLAN OF DISTRIBUTION

         The Shares covered by this Prospectus are currently outstanding and are owned by the Selling Stockholders. The distribution of the Shares by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more transactions (which may involve block transactions) on the Nasdaq National Market or in the over-the-counter market or otherwise, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any commissions received by them may be deemed to be underwriting compensation.

         In accordance with applicable rules and regulations promulgated under the Exchange Act, any person engaged in the distribution of any of the Shares may not simultaneously engage in market activities with respect to any of the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders may be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Shares by the Selling Stockholders.

         Certain costs, expenses and fees in connection with the registration of the Securities will be borne by the Company. Commissions, discounts and transfer taxes, if any, attributable to the sales of the Shares will be borne by the Selling Stockholders, as will the costs of legal counsel for the Selling Stockholders. The Selling Stockholders have agreed to indemnify the Company, all other prospective holders of the shares registered hereby or any underwriter, as the case may be, and any of the respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the Securities pursuant to this Prospectus, including liabilities arising under the Securities Act. In addition, the Company has agreed to indemnify the Selling Stockholders, all other prospective holders of the shares registered hereby or any underwriter, as the case may be, and any of their respective affiliates, directors, officers and controlling persons, against certain liabilities in connection with the offering of the Securities pursuant to this Prospectus, including liabilities arising under the Securities Act.


                                 LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Baker & Hostetler.

                                    EXPERTS

         The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The information called for by this Item 3 appears on page 3 of this Registration Statement on Form S-8.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Indemnification provisions for directors, officers and controlling persons of the Registrant against liability, including liability under the Securities Act is provided for by the Registrant's Certificate of Incorporation and Bylaws as well as the Delaware General Corporation Law. Under the Certificate of Incorporation and Bylaws of the Registrant, each person who is or was a director, officer or controlling persons of the Registrant will be indemnified by the Registrant as a matter of right to the extent permitted or authorized by law. The effects of the Certificate of Incorporation, the Bylaws and the Delaware General Corporation Law may be summarized as follows:

         (a) Under Delaware law, to the extent that such a person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of the Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action;

         (b) In other circumstances, a director or officer of the Registrant may be indemnified against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; however, in an action or suit by or in the right of the Registrant to procure a judgment in its favor, such person will not be indemnified if he has been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper. A determination that indemnification of a director or officer is proper will be made by a disinterested majority of the Registrant's Board of Directors, by independent legal counsel, or by the stockholders of the Registrant; and

         (c) The Registrant's Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the Delaware General Corporation Law, the liability of directors of the Registrant from monetary damages arising from any breach of fiduciary duties as a member of the Registrant's Board of Directors. This provision will not eliminate liability, for among other matters, (i) breaches of duty of loyalty, (ii) acts or omissions not in good faith or knowing violations of law, (iii) unlawful payments of dividends or unlawful stock purchases or redemption, or (iv) any transaction from which the director derived an improper personal benefit.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         Reference is made to the Exhibit Index that immediately precedes the exhibits filed with this Registration Statement.

ITEM 9.  UNDERTAKINGS.

         (a)     The Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                 (2)      That, for the purpose of determining any liability

         under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3)      To remove from registration by means of a

         post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 7th day of June, 1996.

                                        URANIUM RESOURCES, INC.


                                        By: /s/ Paul K. Willmott
                                            -----------------------------------
                                            Paul K. Willmott
                                            Chairman, Chief Executive Officer
                                            and President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and as of the date indicated.

                   Signature                                          Title                         Date
                   ---------                                          -----                         ----
/s/ Paul K. Willmott                               Chairman of the Board, Chief Executive     June 7, 1996
- -------------------------------------------        Officer and President
               Paul K. Willmott                    (Principal Executive Officer)


/s/ Leland O. Erdahl                               Director                                   June 7, 1996
- -------------------------------------------
               Leland O. Erdahl


/s/ George R. Ireland                              Director                                   June 7, 1996
- -------------------------------------------
               George R. Ireland



/s/ James B. Tompkins                              Director                                   June 7, 1996
- -----------------------------------------
               James B. Tompkins


/s/ Thomas H. Ehrlich                              Vice President and Chief                   June 7, 1996
- ------------------------------------------         Financial Officer (Principal Financial
               Thomas H. Ehrlich                   Officer and Principal Accounting Officer)


                               INDEX TO EXHIBITS

    Exhibit                                                                                Sequentially
     Number                                 Description                                    Numbered Page
    -------                                 -----------                                    -------------
      4.1        Non-Qualified Stock Option Agreement dated August 16, 1995, between the Registrant and Leland O. Erdahl (Incorporated herein by reference to Exhibit 10.9 to the Annual Report on Form 10-K for
                 the fiscal year ended December 31, 1995, including the Form 10-K/A filed May 21, 1996 of Uranium Resources, Inc. (Commission File No.
                 0-17171) pursuant to Rule 411(c) promulgated under the Securities
                 Act of 1933).

      4.2        Non-Qualified Stock Option Agreement dated May 25, 1995 between the Registrant and George R. Ireland (Incorporated herein by reference to Exhibit 10.10 to the Annual Report on Form 10-K for
                 the fiscal year ended December 31, 1995, including the Form 10-K/A filed May 21, 1996 of Uranium Resources, Inc. (Commission File No.
                 0-17171) pursuant to Rule 411(c) promulgated under the Securities
                 Act of 1933).

      4.3        Non-Qualified Stock Option Agreement dated May 25, 1995 between the Registrant and James B. Tompkins (Incorporated herein by reference to Exhibit 10.11 to the Annual Report on Form 10-K for
                 the fiscal year ended December 31, 1995, including the Form 10-K/A filed May 21, 1996 of Uranium Resources, Inc. (Commission File No.
                 0-17171) pursuant to Rule 411(c) promulgated under the Securities
                 Act of 1933).

      4.4        Article 4 of the Certificate of Incorporation of the Registrant
                 (Incorporated herein by reference to Exhibit 4.2 to the Registration Statement on Form S-8 of Uranium Resources, Inc.
                 (Registration No. 33-00344), pursuant to Rule 411(c) promulgated under the Securities Act of 1933).

      5.1        Opinion of Baker & Hostetler.

      23.1       Consent of Arthur Andersen LLP.

      23.2       Consent of Baker & Hostetler -- included in Exhibit 5.1.